Exhibit 4.11

SECOND AMENDMENT

TO THE

ONLINE RESOURCES CORPORATION

AMENDED AND RESTATED

2005 RESTRICTED STOCK AND OPTION PLAN

(as amended and restated November 24, 2009)

THIS SECOND AMENDMENT (the “Second Amendment”) to the Online Resources Corporation Amended and Restated 2005 Restricted Stock and Option Plan (the “Plan”), approved by the Board of Directors of Online Resources Corporation (the “Corporation”), is effective as of the Effective Date noted below (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, the Corporation sponsors and maintains the Plan, and pursuant to Section 8.1 thereof, the Board has the right to amend the Plan at any time; and

WHEREAS, the Corporation wishes to amend the plan at this time for the purpose of expanding the number of shares of stock which may be issued under the Plan pursuant to Awards, and for other purposes;

NOW, THEREFORE, the Plan is hereby amended as follows effective as of the Effective Date noted below (which is the date on which this Second Amendment was approved by the Board):

I.

Section 5.1 of the Plan is amended to read as follows:

5.1 Shares Available for Awards. Subject to adjustment pursuant to the provisions of Section 5.2 hereof, the total number of Shares, which may be issued pursuant to all Awards, shall not exceed 6,050,000 Shares. Shares that may be issued pursuant to Awards may be either authorized and unissued Shares or issued Shares which have been reacquired by the Company. Shares of Common Stock subject to an Award under the Plan which Award is canceled, expired, forfeited or otherwise terminated without a delivery of shares to the Participant or with the return to the Company of shares previously delivered, hereof will again be available for Awards under the Plan, except that if any such shares could not again be available for Awards to a particular Participant under any applicable law or regulation, such shares shall be available exclusively for Awards to Participants who are not subject to such limitation. Notwithstanding the foregoing, (i) Shares tendered in payment of the exercise price of an Option, (ii) Shares withheld by the Company to satisfy any tax withholding obligation with respect to an Award, and (iii) Shares that are repurchased by the Company on the open market with the proceeds of the exercise of an Option, may not again be available for issuance in connection with Awards under the Plan. Also notwithstanding the foregoing, if a Stock Appreciation Right is settled in Shares, the Shares representing the excess, if any, of (a) the number of Shares subject to the Stock Appreciation Right, over (b) the number of Shares delivered in settlement of the Stock Appreciation Right may not again be available for issuance in connection with Awards under the Plan.

Notwithstanding the foregoing, the maximum number of Shares that may be issued pursuant to ISOs is 350,000, and the maximum number of Shares that may be issued in connection with Awards under the Plan that are neither Options nor Stock Appreciation Rights is 5,175,000.

Exhibit 4.11

II.

Section 6.8 of the Plan is amended to read as follows:

6.8 Withholding Tax. In the event the Company determines that it is required to withhold income tax in connection with an Award (for instance, as a result of the exercise of an Option as a condition for the exercise thereof), the Participant may be required to make arrangements satisfactory to the Company to enable it to satisfy such withholding requirements. Payment of such withholding requirements may be made, in the discretion of the Administrator, (i) in cash, (ii) by delivery of Shares registered in the name of the Participant having a Fair Market Value at the time the Participant becomes subject to income tax equal to the amount to be withheld and that have been held by the Participant for more than six months, (iii) by the Company retaining or not issuing such number of Shares subject to the Award as have a Fair Market Value at the time the Participant becomes subject to income tax equal to the amount to be withheld of (iv) any combination of (i), (ii) and (iii) above.

III.

All other provisions of the Plan not inconsistent herewith are hereby confirmed and ratified.

The Effective Date for this Second Amendment is April 23, 2012.

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